EXHIBIT 2


                          TRANSITION SERVICES AGREEMENT


         This TRANSITION SERVICES AGREEMENT (this "Agreement") is made as of February 5, 1999, by and between International Home Foods, Inc., a Delaware corporation ("Parent"), and M. Polaner, Inc. a Delaware corporation and wholly owned subsidiary of Parent (collectively with Parent, the "Sellers"), and Roseland Distribution Company, a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January 12, 1999, between Sellers and Purchaser (the "Asset Purchase Agreement"), Sellers have agreed to sell to Purchaser and Purchaser has agreed to Purchase from Seller the Purchased Assets (as defined in the Asset Purchase Agreement).

         WHEREAS, in connection therewith, Purchaser and Sellers desire that Sellers provide Purchaser with certain transition services as set forth herein; and

         WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Asset Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers and Purchaser agree as follows:

         1. Transition Services. During the term of this Agreement as set forth in Section 4 below (the "Transition Period"), Sellers shall provide, or cause its Affiliates to provide to Purchaser (or, if requested by Purchaser, to Affiliates of Purchaser), as requested by Purchaser, the services set forth on Annex A hereto in the manner and at a relative level of service consistent in all material respects with that provided by Seller or its Affiliates to the Acquired Business immediately prior to the date hereof and levels substantially consistent with the levels provided during the year ended December 31, 1998.

         2. Billing and Payment. Sellers shall invoice Purchaser for services provided under this Agreement at the end of each fiscal month of Sellers during the transition period. Such invoices shall set forth in reasonable detail the services provided hereunder during such month and the charges therefor. All invoices shall be paid by wire transfer not later than 30 days following receipt by Purchaser of Seller's invoice in accordance with the instructions provided by Sellers (in writing to Purchaser).

         3. Validity of Documents. The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

         4. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period of ninety (90) days, or such shorter period as may be provided in Annex A with respect to particular services described therein.

         5. Partial Termination. Any and all of the services provided by Sellers and its Affiliates hereunder are only terminable earlier than the period specified in Annex A by Purchaser on 10 days' prior written notice to Seller. Any such termination shall be final.

         6. Assignment. This Agreement shall not be assignable in whole or in part by any party hereto without the prior written consent of the other party hereto, provided that Purchaser may assign its rights and obligations (i) as collateral security to persons providing financing for the transactions hereunder (ii) to any person acquiring, after the Closing, all or substantially all of the business of Purchaser and (iii) to an Affiliate of Purchaser. No assignment hereunder shall operate to release either party from its obligations hereunder.

         7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         8. Limitation of Liability. Seller shall not be liable to Purchaser or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of Seller is advised of the possibility or likelihood of the same.

         9. Mediation. In the event a dispute arises between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, prior to the commencement of any action, suit or proceeding relating thereto, the parties shall submit to non-binding mediation.

         10. Consent to Jurisdiction. Any action, suit or other proceeding initiated by any Sellers or Purchaser against the other under or in connection with this Agreement may be brought in the federal courts for the Southern District of New York or any state court in New York County, New York, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Purchase and Sellers hereby submit themselves to the jurisdiction of any such court.

         11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


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


         12. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

             If the Seller:

                  International Home Foods, Inc.
                  1633 Littleton Road
                  Parsippany, New Jersey  07054
                  Attention:  General Counsel

             With a copy to:

                  Vinson & Elkins
                  3700 Trammell Crow Center
                  2001 Ross Avenue
                  Dallas, Texas 75201
                  Attention:  Winston Oxley

             If to Purchaser:

                  Roseland Distribution Company
                  c/o  B&G Foods, Inc.
                  426 Eagle Rock Avenue
                  Roseland, New Jersey  07068
                  Attention:  President

             With a copy to:

                  Dechert, Price & Rhoads
                  30 Rockefeller Plaza
                  New York, NY  10112
                  Attention:  Glyndwr P. Lobo

         13. Modification, Nonwaiver, Severability. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification must be by written instrument signed by the parties. Failure by either party to exercise promptly any right granted herein or to require strict performance of any obligation imposed hereunder shall not be deemed a waiver of such right. If any provision of this Agreement is held ineffective for any reason, the other provisions shall remain effective.

         14. Interpretation. The headings and captions contained in this Agreement and in Annex A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word "including" herein shall mean "including without limitation."


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


         15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         16. Entire Agreement. This Agreement and the Asset Purchase Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

         17. Relationship of Parties. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other parties, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

         18. Force Majeure. If Sellers are prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, rebellion or other causes beyond the reasonable control of Sellers or other acts of God, then upon written notice to Purchaser, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Sellers shall have no liability to Purchaser or any other party in connection therewith. Sellers shall make all reasonable efforts to remove such disability as soon as reasonably possible.

         19. Notwithstanding anything to the contrary in this Agreement, wherever under the terms of this Agreement Sellers are required to act in the ordinary course and/or consistent with Sellers' past practice or levels, such standards shall not apply to any acts of Sellers undertaken by either or both of them in compliance with orders, requests or instructions given Sellers by Purchaser pursuant to this Agreement, and Sellers shall not be liable to Purchaser for not conforming to such standards regarding such acts.


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


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

      INTERNATIONAL HOME                          ROSELAND DISTRIBUTION
      FOODS, INC.                                 CORPORATION


By:   /S/James Krause                        By:   /S/David Wenner
    ---------------------------                 ---------------------------
    James Krause                                David Wenner
    Vice President                              President


      M. POLANER, INC.


By:   /S/ James Krause
    ---------------------------
      James Krause
      Vice President


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


                                     ANNEX A

                          TRANSITION SERVICES AGREEMENT
                          -----------------------------


SERVICES TO BE PROVIDED:


The following services will be provided at Sellers' direct variable cost (excluding fixed overhead) for a period of 90 days unless otherwise specified:

A.       SALES:

1. Sellers will process orders and invoices that are combined with International Home Foods' products for a period of one (1) week after Closing. All orders received after that period, at Purchaser's request, would be forwarded to Purchaser. Purchaser to be charged a flat $50 per invoice.

2. Sellers will provide all sales, authorization, promotion, and spending reports through the period of such transition services.

3. Sellers will forward to Purchaser copies of all price lists with Polaner products.

4. Sellers will provide Purchaser's representatives an opportunity to meet with Sellers' personnel to give Purchaser background information on all sales plans, programs and commitments. Specifically, Sellers will make their personnel in Sellers' Parsippany, NJ office available for three days and personnel in other off-site locations available for half a day per location. Purchaser will be charged $25 per hour.

B.       DISTRIBUTION:

1. Sellers will ship all Polaner orders with all orders calling for delivery of International Home Foods products for a period of one (1) week after the Closing. Purchaser will be charged actual freight plus 10%.

2. Sellers will, upon three days prior notice, ship all other orders based on Purchaser's direction. Purchaser will be charged actual freight plus 10%.

3. At Purchaser's direction, Sellers will transfer all Polaner inventory from International Home Foods' distribution centers to B&G Food's distribution centers. All shipments will be charged at actual freight plus 10% or, at Purchaser's option, Purchaser may arrange (free of charge by Sellers) for the transportation of the Polaner inventory to B&G Food's distribution centers. Purchaser will ensure that current order fill rates will be maintained.

4. Sellers will provide Purchaser's representatives an opportunity to meet with Seller's personnel to discuss all distribution plans, programs and commitments, on the same terms as set forth in A.4 above.


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


C.       MARKETING:

1. Sellers will manage as is done currently, for a period of thirty (30) days following the Closing, all consumer calls to the 800 number as well as any internet or mailed requests and/or complaints from customers. Sellers will provide to Purchaser reports on these requests and complaints in the same fashion as they would be provided to the marketing team at International Home Foods.

2. After thirty (30) days following the Closing, Sellers will forward all calls, mail and internet requests to Purchaser.

3. Coupons: All coupons received will be forwarded to Purchaser for disposition. All relevant marking information, support materials, display materials, point-of-purchase materials, consumer reports, and similar items will be forwarded to Purchaser.

4. Sellers will provide Purchaser's representatives an opportunity to meet with Seller's personnel to discuss all marketing plans, programs and commitments on the same terms as set forth in A.4 above.

5. Sellers will continue to provide Purchaser with Nielsen data relating to the Acquired Business at Sellers' cost for a period of three months following the Closing. Sellers will cooperate with Purchaser in arranging for Purchaser to obtain is own servicing contract from Nielson.

D.       G&A:

Sellers will provide Purchaser with all appropriate reports and documentation as is reasonably necessary or desirable to enable Purchaser to conduct the Acquired Business following the Closing in a manner similar to which it has been conducted by Sellers in the past.


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